UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2011

INTERDOM, CORP.

(Exact name of registrant as specified in charter)

Nevada	333-167084	27-2310076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

219 Redfield Parkway #204, Reno, Nevada	89509
(Address of principal executive offices)	(Zip Code)

775-345-3521

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On July 12, 2011, the Company appointed Roman Rumpf as its new Chief Technology Officer and accepted his resignation as President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary and Treasurer.  Mr. Rumpf will remain as a Director on the Company’s Board of Directors.  Mr. Rumpf’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On July 12, 2011, the Company appointed Brian Petersen as its new President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and as Director.  Mr. Petersen’s appointment as Director increases the number of Directors serving on the Company’s Board to two.

From 2005 to present, Mr. Petersen is C.E.O. of Petersen - Hines, LLC, a private company in the audio and video industry.  Sales in his first year of business were over $650,000 and his clients included names such as MTV Cribs, Dallas Cowboys, and Robin Meede from CNN news.  In his second year sales increased to $1.5 million.  Mr. Petersen has grown the company to a $35 million dollar company within six years and it remains debt free.

Mr. Petersen will serve as our Director and officer until his duly elected successor is appointed or he resigns.  There are no arrangements or understandings between Mr. Petersen and any other person pursuant to which he was selected as an officer or director.  There are no family relationship between Mr. Petersen and any of our officers or directors.  Mr. Petersen has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERDOM, CORP.

Date: July 13, 2011	By:	/s/ Roman Rumpf
Roman Rumpf, Director